FIRST AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

This first amendment (“Amendment”) to the Investment Sub-Advisory Agreement (the “Agreement”) dated as of August 8, 2022, by and between Cromwell Investment Advisors, LLC, a Maryland limited liability company (the “Adviser”), Tran Capital Management, L.P., a California limited partnership (the “Sub-Adviser”), and Total Fund Solution, a Delaware statutory trust (the “Trust”) is entered into as of December 15, 2023 (the “Effective Date”).

WHEREAS, the Parties desire to amend Schedule A of the Agreement to reflect the addition of the Cromwell Sustainable Balanced Fund; and

WHEREAS, Section 10 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Schedule A of the Agreement is hereby deleted in its entirety and replaced by Schedule A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

TRAN CAPITAL MANAGEMENT, L.P.		CROMWELL INVESTMENT ADVISORS, LLC

By:	/s/ Eric Winterhalter	By:	/s/ Brian C. Nelson
Name:	Eric Winterhalter	Name:	Brian C. Nelson
Title:	President	Title:	President

TOTAL FUND SOLUTION on behalf of the series listed on Schedule A

By:	/s/ Michael J. Weckwerth
Name:	Michael J. Weckwerth
Title:	President and Principal Executive Officer

SCHEDULE A

Series of Total Fund Solution	Annual Fee

Cromwell Tran Sustainable Focus Fund	•[ ] bps (less fee waivers) on assets up to $[ ] million •[ ] bps (less fee waivers) on assets between $[ ] million - $[ ] billion •[ ] bps (less fee waivers) on assets exceeding $[ ] billion
Cromwell Sustainable Balanced Fund	•[ ] bps on assets of the equity sleeve up to $[ ]M •[ ] bps on assets of the equity sleeve over $[ ]M